Exhibit 97

SAP CLAWBACK POLICY

A.	Introduction

SAP SE is listed on the New York Stock Exchange (“NYSE") as a foreign private issuer and organized in the Federal Republic of Germany under German and European law. SAP SE is a European Company (Societas Europaea, or "SE") with a two-tier board system. It is governed by three separate bodies: the Supervisory Board, the Executive Board and the Annual General Meeting of Shareholders.

The Supervisory Board appoints and removes the members of the Executive Board and oversees and advises the management of the corporation. The Supervisory Board is also responsible for representing SAP SE in transactions between SAP SE and Executive Board members. This includes the conclusion of the service agreements between SAP SE and the Executive Board members and all aspects regarding the remuneration of the Executive Board members. The Executive Board manages SAP SE’s business, is responsible for preparing its strategy and represents it in dealings with third parties, including with SAP SE’s employees.

The Supervisory Board and the Executive Board have adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws (the "Policy"). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the "Exchange Act") and applicable NYSE Listing Standards.

B.	Policy Adoption

In compliance with the two-tier board system described above, this Policy has been adopted by the Supervisory Board with regard to the recoupment of incentive-based compensation from current and former Executive Board members and by the Executive Board with regard to the recoupment of incentive-based compensation from certain current and former other executives, in each case, that are Covered Executives (as defined below).

C.	Administration

This Policy shall be administered by the Supervisory Board with regard current and former Executive Board members and the Executive Board with regard to other executives, in each case, that are Covered Executives (as defined below). Any determinations made by the Supervisory Board and/or the Executive Board, respectively, shall be final and binding on all affected individuals.

D.	Covered Executives

This Policy applies to:

●	SAP SE's current and former Executive Board members;
●	SAP SE’s current and former executive officers other than the current and former Executive Board members, as determined by the Executive Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which SAP SE's securities are listed; and
●	such other current and former senior executives/employees who may from time to time be deemed subject to the Policy by the Executive Board

(collectively the "Covered Executives").

E.	Recoupment; Accounting Restatement

In the event SAP SE is required to prepare an accounting restatement of its financial statements due to SAP SE's material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Supervisory Board or the Executive Board, respectively, will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which SAP SE is required to prepare an accounting restatement.

F.	Incentive Compensation

For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, including but not limited to:

-	Annual bonuses and other short- and long-term cash incentives;
-	Stock options;
-	Stock appreciation rights;
-	Restricted stock;
-	Restricted stock units;
-	Performance shares; and
-	Performance units.

For purposes of this Policy, financial reporting measures include but are not limited to:

-	Operating margin increase;
-	Cloud and software revenue growth;
-	Cloud revenue;
-	Operating profit;
-	Software licenses & support and service revenue; and
-	TSR performance.
G.	Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Supervisory Board or the Executive Board, respectively.

If the Supervisory Board or the Executive Board, respectively, cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

H.	Method of Recoupment

The Supervisory Board or the Executive Board, respectively, will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

a)	requiring reimbursement of cash Incentive Compensation previously paid;
b)	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c)	offsetting the recouped amount from any compensation otherwise owed by SAP SE to the Covered Executive;
d)	cancelling outstanding vested or unvested equity awards; and/or
e)	taking any other remedial and recovery action permitted by law, as determined by the Supervisory Board or the Executive Board, respectively.
I.	No Indemnification

SAP SE shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

J.	Interpretation

The Supervisory Board or the Executive Board, respectively, is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which SAP SE's securities are listed.

K.	Effective Date

This Policy shall be effective as of October 2, 2023 (the "Effective Date") and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

L.	Amendment; Termination

The Supervisory Board and the Executive Board may amend this Policy from time to time in their discretion and shall amend this Policy as they deem necessary to reflect and comply with rules, guidance, regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules, guidance, or listing standards adopted by a national securities exchange on which SAP SE's securities are listed. The Supervisory Board and the Executive Board may terminate this Policy at any time.

M.	Other Recoupment Rights

The Supervisory Board and the Executive Board intend that this Policy will be applied to the fullest extent of the law. The Supervisory Board and the Executive Board may require that any employment agreement, service agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to SAP SE pursuant to the terms of any similar policy in any employment agreement, service agreement, equity award agreement, or similar agreement and any other legal remedies available to SAP SE.

N.	Impracticability

The Supervisory Board or the Executive Board, respectively, shall recover any excess Incentive Compensation in accordance with this Policy, unless such recovery would be impracticable, as determined by the Supervisory Board or the Executive Board, respectively, in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which SAP SE's securities are listed. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to any national securities exchange on which SAP SE's securities are listed.

O.	Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.